Exhibit 10.2

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
This First Amendment to the Executive Employment Agreement (this “First Amendment”) is entered into on March 1, 2023 (the “First Amendment Effective Date”), by and between Delek US Holdings, Inc., a Delaware corporation (the “Company”), and Reuven Spiegel (“Executive”).
WHEREAS, the Company and Executive previously entered into that certain Executive Employment Agreement, effective as of August 1, 2020 (the “Employment Agreement”); and
WHEREAS, the Company and Executive desire to enter into this First Amendment to amend the terms of the Employment Agreement and in accordance with Section 16 of the Employment Agreement.
NOW, THEREFORE, the Employment Agreement is hereby amended by this First Amendment as of the First Amendment Effective Date:
1.Section 1(a) shall be restated in its entirety to read as follows: “Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on December 31, 2024 unless terminated earlier as provided for herein.”
2.Section 3 shall be restated in its entirety to read as follows: “Compensation.
(a)Base Compensation. During the Term and effective as of the Effective Date, Executive’s annualized base salary (the “Base Compensation”) shall be (i) $600,000 (ii) subject to all appropriate federal and state withholding taxes and (iii) payable at the same times and under the same conditions as salaries are paid to the Company’s other employees in accordance with the normal payroll practices of the Company. The Base Compensation shall be reviewed and may be increased from time to time following the Effective Date by the Company’s Board of Directors (the “Board”) (or any applicable committee thereof) in its sole discretion applied consistent with this Section 1(a). The Base Compensation shall at all times during the Term be, and remain, more than the compensation of Executive’s subordinates at such times. If the Base Compensation is adjusted after the Effective Date, the Base Compensation defined above shall also be adjusted for all purposes of this Agreement.
(b)Annual Bonus. Commencing in calendar year 2023, Executive will be eligible to participate in the Company’s annual cash incentive plan at a level that is commensurate with Executive’s position as determined by the Board (or any applicable committee thereof) in its sole and reasonable discretion. Executive’s Annual Bonus (as defined below) target for service during the 2021 fiscal year shall be 90% of Executive’s Base Compensation (the “Bonus Target”). The Annual Bonus may be based upon achievement of performance measures and objectives established by the Board from time to time. The Annual Bonus is typically paid in the first fiscal quarter of the year following the applicable bonus year. For purposes of this Agreement, an “Annual Bonus” shall mean a cash bonus, if any, awarded by the Board (or any applicable committee thereof) to Executive in recognition of Executive’s service during the preceding fiscal year and in a manner consistent with the Company’s annual bonus programs for senior executives.
(c)Long-Term Incentive Compensation. Executive shall be eligible to participate in the Company’s long-term incentive plans that may be in effect from time to time for the Company and its subsidiaries including, without limitation, the Company’s 2016 Long-Term Incentive Plan and the

Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (collectively the “Plans”), on terms commensurate with Executive’s position and duties, as determined by the Board or any other authorized administrator of a Plan (the “Plan Administrator”) in their sole discretion; provided that in 2023, in lieu of an annual grant under the Plans, Executive shall receive a grant of restricted stock units (“RSUs”) valued at approximately $1,100,000. Such RSUs shall be 50% time-based and 50% performance-based. The time-based RSUs shall vest quarterly in seven substantially equal installments over the remaining Term and the performance period for the performance-based RSUs shall be from January 1, 2023 to December 31, 2024. Program design, including, without limitation, performance measures and weighting, is at the sole discretion of the Plan Administrator.”
3.The following paragraph shall be added following Section 10(h) as Section 10(i): “Consulting Agreement. Upon the earlier of (i) December 31, 2024 or (ii) Executive’s providing the Company with a three-month notice of at-will termination by Executive pursuant to Section 10(d), Executive shall enter into a consulting agreement with the Company on terms to be agreed upon at a later date; provided, however, the compensation paid to Executive in conjunction with the consulting agreement shall be $400,000 over a 12-month period. For purposes of clarity, Executive providing the three-month notice contemplated by this paragraph shall not preclude Executive from receiving the lump sum payment described in Section 10(d)(i).”
4.As amended hereby, the Employment Agreement is specifically ratified and reaffirmed. This First Amendment is made part of, and is incorporated into, the Employment Agreement.
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Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the First Amendment Effective Date.

DELEK US HOLDINGS, INC.
/s/ Jared Serff
Jared Serff
EVP Human Resources

Executive
/s/ Reuven Spiegel
Reuven Spiegel